Exhibit 99.1

VERMILLION ENHANCES MANAGEMENT TEAM WITH A KEY ADDITION

— Donald G. Munroe Hired as Chief Scientific Officer —

— Eric T. Fung to Become Chief Medical Officer —

Austin, TX—September 26, 2011—Vermillion Inc. (NASDAQ: VRML) a molecular diagnostics company, today announced the appointment of Donald Munroe, Ph.D. as Chief Scientific Officer and Vice President Research and Development. He will be responsible for furthering development of Vermillion’s two pipeline products, OVA2TM and VASCLIR®. Specifically, he will continue the preclinical studies and initiate appropriate clinical studies for registration of these products. As part of his role, he will identify and establish appropriate platform partnerships for the commercialization of these potential products. In conjunction with Dr. Munroe’s hiring, Eric T. Fung, MD, Ph.D. will become Chief Medical Officer. Dr. Fung will focus on our OVA1® commercialization efforts, including providing ongoing medical support for Vermillion and Quest Diagnostics, assisting in obtaining reimbursement through payer meetings and post-marketing studies, and accelerating OVA1 international expansion. Additionally, Dr. Fung will provide medical support for the development of Vermillion's two pipeline products. These changes will become effective as of October 11th.

Dr. Munroe, age 54, has extensive experience in the diagnostic industry, and has been a key member of senior management in a number of prominent diagnostic and life science companies. He served as Vice President, Immunoassay Research and Development from 2009 to 2011 at Beckman Coulter, a preeminent manufacturer of automated diagnostic tests and biomedical instruments. In this role, Dr. Munroe was responsible for launching key Immunoassay menu additions and re-standardizing existing assays. Previously, Dr. Munroe worked at Invitrogen Corporation in several roles including Vice President, Research and Development (Transplant Diagnostics) from 2006 to 2008, Vice President, Global Program and Portfolio Management (Corporate) from 2004 to 2005, and Director, Research and Development (GIBCO™) from 2002 to 2003. Dr. Munroe was Director of Technology Commercialization with Corning (Microarray Technologies) from 2000 to 2002, and has 10 years of pharmaceutical discovery research experience at R.W. Johnson Pharmaceutical Research Institute (1990 to 1995) and Allelix Biopharmaceuticals (1996 to 2000). Additionally, he has seven granted U.S. patents, and has authored peer-reviewed publications on the molecular basis of cancer, gastrointestinal disorders, inflammation and other topics.

“The commercialization success of OVA1 and the solid foundation on which our OVA2 and peripheral artery disease (PAD) programs are based have given us the opportunity to expand our management team to meet both the commercialization and development requirements in order to drive stockholder value. In particular, we will proactively seek development partnerships that can leverage the value inherent in our OVA2 and PAD programs. Dr. Munroe’s extensive industry experience will be invaluable in these initiatives. At the same time, we will be able to continue to grow OVA1 both domestically and internationally,” said Gail S. Page, Chair and Chief Executive Officer of Vermillion, Inc.

“I am very excited to join the executive management team at Vermillion,” said Dr. Munroe. “With the introduction of OVA1, the first FDA-approved multi-analyte index for ovarian cancer, Vermillion has established itself as a leader in translating proteomic biomarker research into everyday medical practice. I look forward to helping Gail and the team launch an exciting pipeline of IVDMIA diagnostics which today includes VASCLIR for PAD and OVA2, a next generation test for asymptomatic high-risk monitoring of ovarian cancer.”

About Vermillion:

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women's health. Additional information about Vermillion can be found at www.vermillion.com.

Forward-Looking Statement:

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion will successfully license or otherwise successfully partner with third parties to commercialize its future products; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

SOURCE : Vermillion, Inc.

Ashish Kohli

akohli@vermillion.com

Tel: (512) 519-0430